Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-135176 on Form S-3 and in Registration Statements No. 333-62780, No. 333-63186 and No. 333-130605 on Form S-8 of our reports dated February 27, 2008  relating to the consolidated financial statements and financial statement schedule of Willis Group Holdings Limited (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans- an amendment of FASB Statements No. 87, 88, 106, and 132R) and the effectiveness of Willis Group Holdings Limited’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Willis Group Holdings Limited for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

London, England
February 27, 2008